Issuer Free Writing Prospectus, dated July 18, 2012
Filed Pursuant to Rule 433 under the Securities Act of 1933
Supplementing the Preliminary Prospectus Supplement dated July 18, 2012
Registration Statement No. 333-161721

Final Pricing Term Sheet

Issuer:	HCP, Inc.
Title of Securities:	3.15% Senior Notes due 2022
Anticipated Ratings:*	Baa2/BBB/BBB+ (Moody’s/S&P/Fitch)
Size:	$300,000,000
Maturity Date:	August 1, 2022
Interest Payment Dates:	February 1 and August 1, commencing February 1, 2013
Trade Date:	July 18, 2012
Settlement Date:	July 23, 2012 (T+3)
Benchmark Treasury:	1.75% due May 15, 2022
Benchmark Treasury Price/Yield:	102-14+ / 1.481%
Spread to Benchmark Treasury:	+ 180 basis points
Yield to Maturity:	3.281%
Coupon:	3.15% per year accruing from July 23, 2012
Price to Public:	98.888%, plus accrued interest, if any
Make-whole call:	+ 30 basis points; however, at par on and after 90 days preceding the maturity date
Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Wells Fargo Securities, LLC
Co-Managers:	Credit Agricole Securities (USA) Inc. KeyBanc Capital Markets Inc. RBC Capital Markets, LLC
CUSIP / ISIN:	40414L AG4 / US40414LAG41

* A securities rating is not a recommendation to buy, sell or hold securities is subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the preliminary prospectus supplement and prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Goldman, Sachs & Co. toll-free at (866) 471-2526 or J.P. Morgan Securities LLC collect at (212) 834-4533 or Wells Fargo Securities, LLC toll-free at (800) 326-5897.